As filed with the Securities and Exchange Commission on July 18, 2003
                                                    Registration No. 333-104565
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                              ----------------------
                                   FORM S-3/A
                                 Amendment No. 2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                           NETSMART TECHNOLOGIES, INC.
              (Exact name of registrant as specified in its charter)

                  Delaware                                     13-3680154
(State or other jurisdiction of                  (I.R.S. Employer Identification
   incorporation or organization)                 No.)

               146 Nassau Avenue, Islip, NY 11751 - (631) 968-2000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              James L. Conway, CEO
                           Netsmart Technologies, Inc.
                                146 Nassau Avenue
                              Islip, New York 11751
                                 (631) 968-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Nancy D. Lieberman, Esq.
                   Kramer, Coleman, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820
                                  --------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed
                                                    Proposed       Maximum
                                                    Maximum       Aggregate     Amount of
         Title of Shares          Amount to be     Aggregate       Offering    Registration
        to be Registered           Registered    Price per Unit     Price          Fee


          Common Stock,
  Par value $ 01 per share (1)       30,000         $ 4.45(3)      $133,500     $ 10.80

          Common Stock,
  Par value $ 01 per share (1)       30,000         $ 5.00(4)      $150,000     $ 12.14

          Common Stock,
  Par value $ 01 per share (2)       60,000         $ 4.45(3)      $267,000     $ 21.60

     Total Registration Fee                                                     $ 44.54(5)


(1) Issuable upon exercise of Series E Common Stock Purchase Warrants described in the Selling Securityholders section of this registration statement.

(2)     50,000 Shares issued upon exercise of Series E Common Stock Purchase
        Warrants and 10,000 Shares issued upon exercise of the non-qualified option described in the Selling Securityholders section of this registration statement.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) promulgated under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock on April 11, 2003.

(4) The registration fee for such securities has been calculated based on the respective exercise price of such warrants in accordance with Rule
        457(g) promulgated under the Securities Act of 1933.

(5)     Previously paid.

        Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also relates to such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, dividends and similar adjustments, in accordance with the antidilution provisions of the
Series E Common Stock Purchase Warrants.
                                 ----------------
        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 18, 2003
                             PRELIMINARY PROSPECTUS


                           NETSMART TECHNOLOGIES, INC.

                         120,000 Shares of Common Stock

     This prospectus covers 60,000 shares issued upon the exercise of previously issued warrants and options issued to the selling stockholders and 60,000 shares of our common stock underlying warrants issued to one of the selling stockholders.

     We will not receive any of the proceeds from the sale of the shares. We have or will receive the exercise price upon exercise of the warrants and the options. We have agreed to bear one-half of the expenses in connection with the registration and sale of the shares, except for commissions. We estimate these expenses to be $20,500.


     Our common stock is currently traded on the NASDAQ SmallCap Market under the symbol "NTST." On June 15, 2003, the closing price for our common stock, as reported by NASDAQ, was $5.88 per share.


    The securities offered in this prospectus involve a high degree of risk. You should carefully read and consider the "Risk Factors," commencing on
        Page 3, for information that should be considered in determining whether to purchase any of the securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                  The date of this prospectus is July 18, 2003

                                TABLE OF CONTENTS

Risk Factors.................................................................3
Forward-looking Statements...................................................5
Use of Proceeds..............................................................5
Price Range of Our Common Stock .............................................6
Dividend Policy .............................................................6
Selling Securityholders......................................................6
Plan of Distribution.........................................................8
Experts......................................................................8
Legal Matters................................................................8
Where You Can Find More Information..........................................8

                                  RISK FACTORS

        The securities offered in this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the securities. Prior to making an investment decision, you should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors.

Because we are particularly dependent upon government contracts, any decrease in funding for entitlement programs could result in decreased revenue.

        We market our health information systems principally to behavioral health facilities, many of which are operated by government entities and include entitlement programs. During 2002, we generated 52% of our revenue from contracts that are directly or indirectly with government agencies, as compared with 40% in 2001 and 51% in 2000. Government agencies generally have the right to cancel contracts at their convenience. Our ability to generate business from government agencies is affected by funding for entitlement programs, and our revenue would decline if state agencies reduce this funding.

Changes in government regulation of the health care industry may adversely affect our revenue, operating expenses and profitability.

        Our business is based on providing systems for behavioral and public health organizations in both the public and private sectors. The federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services, and our systems are designed to provide information based on these requirements. The adoption of new regulations can have a significant effect upon the operations of health care providers, particularly those operated by state agencies. Furthermore, changes in regulations in the health care field may force us to modify our health information systems to meet any new record-keeping or other requirements and may impose added costs on our business. If that happens, we may not be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, any failure of our systems to comply with new or amended regulations could result in reductions in our revenue and profitability.

If we are not able to take advantage of technological advances, we may not be able to remain competitive and our revenue may decline.

        Our customers require software which enables them to store, retrieve and process very large quantities of data and to provide them with instantaneous communications among the various data bases. Our business requires us to take advantage of recent advances in software, computer and communications technology. This technology has been developing at rapid rates in recent years, and our future may be dependent upon our ability to use and develop or obtain rights to products utilizing such technology. New technology may develop in a manner which may make our software obsolete. Our inability to use new technology would have a significant adverse effect upon our business.

Because of our size, we may have difficulty competing with larger companies that offer similar services, which may result in decreased revenue.

        Our customers in the human services market include entitlement programs, managed care organizations and specialty care facilities which have a need for access to information over a distributed data network. The software industry in general, and the health information software business in particular, are highly competitive. Other companies have the staff and resources to develop competitive systems. We may not be able to compete successfully with such competitors. The health information systems business is served by a number of major companies and a larger number of smaller companies. We believe that price competition is a significant factor in our ability to market our health information systems and services, and our inability to offer competitive pricing may impair our ability to market our system.

Because we are dependent on our management, the loss of key executive officers could disrupt our business and our financial performance could suffer.

        Our business is largely dependent upon our senior executive officers, Messrs. James L. Conway, our chief executive officer, Gerald O. Koop, our president, and Anthony F. Grisanti, our chief financial officer. Although we have employment agreements with these officers, the employment agreements do not guarantee that the officers will continue with us, and each of these officers has the right to terminate his employment with us on 90 days notice.

Our agreements with Messrs. Conway and Grisanti are scheduled to expire on December 31, 2003, although each of Messrs. Conway and Grisanti has the right on ninety, days notice to extend his agreement for successive additional one year periods. In addition, Mr. Koop's employment agreement is scheduled to expire on December 31, 2003, following which he is expected to continue to work with us for a five-year period pursuant to a consulting agreement between us dated January 1, 2001. Our business may be adversely affected if any of our key management personnel or other key employees left our employ.

If we are unable to protect our intellectual property, our competitors may gain access to our technology, which could harm our ability to successfully compete in our market.

        We have no patent protection for our proprietary software, and we rely on non-disclosure agreements with our employees. In addition, this protection does not prevent our competitors from independently developing products similar or superior to our products and technologies. To further develop our services or products, we may need to acquire licenses for intellectual property. These licenses may not be available on commercially reasonable terms, if at all. Our failure to protect our proprietary technology or to obtain appropriate licenses could have a material adverse effect on our business, operating results or financial condition. Since our business is dependent upon our proprietary products, the unauthorized use or disclosure of this information could harm our business.

        We also cannot guarantee that in the future, third parties will not claim that we infringed on their intellectual property. Asserting our rights or defending against third party claims could involve substantial costs and diversion of resources, which could materially and adversely affect us.

        The covenants in our loan agreement restrict our financial and operational flexibility, including our ability to complete additional acquisitions, invest in new business opportunities, or pay down certain indebtedness.

        Our revolving credit and term loan agreement contains covenants that restrict, among other things, our ability to borrow money, make particular types of investments, including investments in our subsidiaries, make other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. An event of default under our loan agreement could allow the lender to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our consolidated assets to secure the debt under our loan agreement. If the amounts outstanding under the loan agreement were accelerated, the lender could proceed against those consolidated assets. Any event of default, therefore, could have a material adverse effect on our business. Our loan agreement also requires us to maintain specified financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default.

Our growth may be limited if we cannot make acquisitions.

        A part of our growth strategy is to acquire other businesses that are related to our current business. Such acquisitions may be made with cash or our securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or issue equity, which could dilute our earnings or the book value per share of our common stock. Our stock price may adversely affect our ability to make acquisitions for equity or to raise funds for acquisitions through the issuance of equity securities. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

        If we make acquisitions, we could have difficulty integrating the acquired company's personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us, and our officers may exercise their rights to terminate their employment with us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses.

We do not anticipate, and our loan agreement prohibits, the payment of dividends on our common stock, therefore, investors cannot rely on dividends to increase the value of their investment in Netsmart.

        We have never paid a cash dividend and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business. Consequently, investors cannot rely on the payment of dividends to increase the value of their investment on Netsmart. In addition, we are a party to a loan agreement which prohibits us from paying cash dividends without the prior consent of our lender.

The employment contracts with our executive officers and provisions of Delaware law may deter or prevent a takeover attempt and may reduce the price investors might be willing to pay for our common stock.

        The employment contracts between us and each of James Conway, Gerald Koop and Anthony Grisanti provide that in the event there is a change in control of Netsmart, the employee has the option to terminate his employment agreement. Upon such termination, each of Messrs. Conway, Koop and Grisanti has the right to receive a lump sum payment equal to the sum of

[X] his compensation for a twelve-month period plus
[X] an amount equal to his monthly compensation multiplied by

         o       the greater of 30 and
         o 1.5 times the number of years the employee has been employed by Netsmart, but not more than 36.

       In addition, Delaware law restricts business combinations with stockholders who acquire 15% or more of a company's common stock without the consent of the company's board of directors.

        These provisions could deter or prevent a takeover attempt and may also reduce the price that certain investors might be willing to pay in the future for shares of our common stock

Any issuance of preferred stock may dilute the voting power and equity interest of our common stock.

        Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. The preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we issue preferred stock in a manner which dilutes the voting rights of the holders of the common stock, our listing on The Nasdaq SmallCap Market may be impaired.

Shares may be issued pursuant to options and warrants which may adversely affect the market price of our common stock.

        We may issue stock upon the exercise of options to purchase shares of our common stock pursuant to our long term incentive plans, of which options to purchase 882,202 shares were outstanding at April 8, 2003. The exercise of these options and the sale of the underlying shares of common stock may have an adverse effect upon the price of our stock.

        In addition, we may issue stock upon the exercise of warrants to purchase shares of our common stock pursuant to various agreements, of which warrants to purchase 718,544 shares were outstanding at April 8, 2003. The exercise of these warrants and the sale of the underlying shares of common stock may have an adverse effect upon the price of our stock.

                           FORWARD-LOOKING STATEMENTS

        Statements in this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described in this prospectus under "Risk Factors," and those described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, government regulations and requirements, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

                                 USE OF PROCEEDS

        The proceeds from the sale of the shares underlying the warrants by the selling securityholder will belong to the individual selling securityholder. We will not receive any of the proceeds from the sale of the shares. We received proceeds of $162,000 in respect of the exercise price of the options and certain of the warrants upon their exercise. We will receive the exercise price of the remaining warrants upon their exercise. We cannot assure you that any warrants will be exercised. If all of the remaining warrants are exercised in full, we would receive gross proceed of $270,000. We expect to utilize any such amounts received upon the exercise of the warrants and options for general corporate and working capital purposes. Our management will have broad discretion to determine the use of any proceeds.

                         PRICE RANGE OF OUR COMMON STOCK

        Our common stock is traded on The Nasdaq SmallCap Market under the symbol NTST. Set forth below is the reported high and low sales prices of our common stock for each quarterly period set forth below:


        Quarter Ended                               High                 Low
        -------------                               ----                 ---
        June 30, 2003                               5.53                 4.00
        March 31, 2003                              6.00                 3.53


        December 31, 2002                           7.03                 4.10
        September 30, 2002                          4.60                 1.70
        June 30, 2002                               2.89                 2.08
        March 31, 2002                              3.45                 2.40

        December 31, 2001                           3.06                 1.69
        September 30, 2001                          2.11                 1.68
        June 30, 2001                               2.27                 2.06
        March 31, 2001                              2.84                 2.08


As of December 31, 2002, there were approximately 2,310 beneficial owners of our common stock. The closing price of our common stock was $5.88 per share on July 15, 2003. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                 DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings for the development and expansion of our business and for acquisitions and so do not intend to declare or pay any cash dividends in the foreseeable future. In addition, we are a party to a loan agreement which prohibits us from paying cash dividends without the prior consent of our lender.

                             SELLING SECURITYHOLDERS

        We have agreed to register all of the shares of common stock issuable upon exercise of certain warrants to purchase 60,000 shares of common stock issued to Newbridge Securities Corporation at exercise prices of $4.00 and $5.00 per share, as more fully described below. Guy S. Amico, President of Newbridge and Scott H. Goldstein, Chief Executive Officer of Newbridge have disposition power regarding the warrants owned by Newbridge and the shares of common stock issuable upon exercise of the warrants. Newbridge Securities Corporation received the warrants pursuant to a business advisory and consulting agreement pursuant to which Newbridge agreed to study and review our business, operations, historical financial performance and projections so as to enable Newbridge to provide advice to us, including an independent research report, for a two-year period commencing April 10, 2002. Pursuant to the business advisory and consulting agreement, we agreed to pay Newbridge during the two-year consulting period, a business advisory fee of $4,000 per month, payable as follows:

  *     $4,000 non-refundable retainer due upon the effective date and
  * $4,000 payable on the tenth day of each month thereafter during the term; provided, that if the agreement is terminated before the end of the two-year term, we are not required to pay the monthly consulting fee for any period after the termination date.

        We paid fees to Newbridge under the agreement of $32,000 for our fiscal year ended December 31, 2002 and $24,000 for our six months ended June 30, 2003.


        In addition, under the terms of the agreement we agreed to issue to Newbridge the warrants to acquire 200,000 shares of common stock. We also agreed that, if Newbridge introduces us to a party which consummates a private placement of debt or equity securities we will pay Newbridge, upon the closing of the private placement a separate and additional fee based on the successful completion of the private placement, but not greater than that fee that would be derived by applying a formula to the amount of the proceeds received by us in the private placement, as follows:

       * five percent (5%) of the first million dollars or part thereof,
       * four percent (4%) of the next million dollars or part thereof,
       * three percent (3%) of the next million dollars or part thereof,
       * two percent (2%) of the next million dollars or part thereof, and
       * one percent (1%) of the amount by which the gross proceeds from the private placement exceed four million dollars.

The terms of the warrants issued to Newbridge are as follows:

   Exercise Date          Expiration Date      Number of Shares  Exercise Price
   --------------         ---------------      ----------------  --------------
   April 10, 2002         April 9, 2003        50,000 shares     $2.69 per share
   June 1, 2002           May 21, 2003         30,000 shares     $4.00 per share
   September 1, 2002      February 28, 2004    30,000 shares     $5.00 per share
   November 1, 2002       May 31, 2004         30,000 shares     $6.00 per share
   January 1, 2003        December 31, 2005    30,000 shares     $7.00 per share
   February 28, 2003      February 27, 2005    30,000 shares     $8.00 per share

        We are not registering the shares of common stock underlying the warrants which become exercisable on each of November 1, 2002, January 1, 2003 and February 28, 2003.

        The warrants to purchase 50,000 shares of common stock were sold by Newbridge Securities Corporation to First Mirage, Inc., which warrants were exercised in April 2003. We are registering the 50,000 shares issued to First Mirage. David A. Rappaport, President of First Mirage, has the power to direct the vote and the disposition of the shares owned by First Mirage.

        We have also agreed to register all of the shares of common stock issued upon exercise of certain options to purchase 10,000 shares of common stock issued to Dr. Beny Primm at an exercise price of $2.75. Dr. Primm exercised the options in December 2002. Dr. Primm received the options pursuant to a consulting agreement pursuant to which Dr. Primm agreed to provide behavioral health and smart card technology consulting services, commencing February 16, 2002, for a two-year period as extended. The agreement expired on April 22, 2003. Pursuant to the terms of the consulting agreement we were required to pay Dr. Primm $1,000 for each day for which he provides us consulting services, together with commissions in an amount equal to 5% of our net sales to new drug treatment programs to which Dr. Primm introduced or assisted us with in the course of performing the consulting services, as well as on net sales to our current clients drug treatment clients to whom he was instrumental in helping us sell our smart card technology. We paid Dr. Primm $1,000 in consulting fees and no amounts in respect of commissions for our fiscal year ended December 31, 2002.

        None of the selling stockholders, nor any of their respective officers or directors, has had any position, office or other material relationship with us or our predecessors or affiliates within the past three years, except as described in the preceding paragraphs.


        We have agreed to pay one-half of the expenses in connection with such registration and sale of common stock (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholder). We will not receive any proceeds from the sale of any of the securities by the selling securityholders, except for the exercise price paid in connection with any exercise of warrants and options.

        The following table sets forth certain information with respect to the present record and beneficial ownership of our securities owned by the selling securityholders as of April 7, 2003, based upon information provided to us by such selling securityholder. Because the selling securityholders may offer all, some, or none of their shares, the "after sale" column of the table assumes the sale of all of their shares offered hereby; however, we do not know that this will actually occur.

                                                                        Amount and nature of
                                                                        beneficial ownership
                                                                           of common stock
                            Shares owned prior     Number of Shares       after sale of the
                                 to sale            offered hereby            securities
                            ------------------     ----------------     ---------------------

Selling Securityholder                                                  Number       Percent
----------------------                                                  ------       -------

Newbridge Securities
   Corporation (1)              160,889               60,000            100,889         *

Dr. Beny Primm (2)               10,000               10,000                  0         0

First Mirage, Inc. (3)           50,000               50,000                  0         0

---------------------------------------
*       Less than 1%.

(1) The shares offered by the selling securityholder are comprised of 60,000 shares of common stock underlying Series E Common Stock Purchase
        Warrants issued to Newbridge Securities Corporation pursuant to a business advisory and consulting agreement. Of such warrants, 30,000 have an exercise price of $4.00 per share and expire on May 31, 2003, and 30,000 have an exercise price of $5.00 per share and expire on February 28, 2004. Newbridge owns additional Series E Common Stock
        Purchase Warrants to purchase 90,000 shares of common stock which are not offered hereby.

(2) The shares offered by the selling securityholder are comprised of 10,000 shares underlying a non-qualified stock option issued to Dr. Primm pursuant to a consulting agreement. The options had an exercise price of $2.75 per share and were exercised by Dr. Primm on December 23, 2002.

(3) The shares offered by the selling securityholder were received upon the exercise of a Series E Common Stock Purchase Warrant which had an exercise price of $2.69 per share and were exercised on April 7, 2003.

                              PLAN OF DISTRIBUTION

        Our shares are traded on the Nasdaq SmallCap Market under the symbol
"NTST". The shares offered hereby may be sold from time to time by the selling securityholders for their own account. We will receive none of the proceeds from this offering, except that we have received the exercise price of the options and will receive the exercise price of the warrants upon their exercise. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

        The distribution of the shares by the selling securityholders are not subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling securityholders or by pledges and donees of the selling securityholders. The shares offered by the selling securityholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers that participate with the selling securityholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

        Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The shares are not being offered in any jurisdiction where the offer is not permitted.

                                     EXPERTS


        The consolidated financial statements of Netsmart Technologies, Inc., and subsidiary appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002, have been audited by Marcum & Kliegman LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 have been audited by Eisner LLP (formerly Richard A. Eisner & Company,
LLP), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon reports given upon the authority of such firms as experts in accounting and auditing.


                                  LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Kramer, Coleman, Wactlar & Lieberman, P.C., Jericho, New York.


                       WHERE YOU CAN FIND MORE INFORMATION

        Government Filings. We are subject to the information reporting
        ------------------
requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding companies, including our company, that file electronically with the SEC at the address "http://www.sec.gov."

        Stock Market. Our common stock is listed on The Nasdaq SmallCap Market.
        ------------
Material filed by us can also be inspected and copied at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

        Netsmart. We will provide you without charge, upon your request, a copy
        --------
of any or all reports, proxy statements and other documents filed by us with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

                           Netsmart Technologies, Inc.
                                146 Nassau Avenue
                                 Islip, NY 11751
                              Attn: James L. Conway
                        Telephone number: (631) 968-2000

        We are incorporated under the laws of the state of Delaware. Our executive offices are located at 146 Nassau Avenue, Islip, New York and our telephone number is (631) 968-2000.

        Information Incorporated by Reference. The SEC allows us to "incorporate
        -------------------------------------
by reference" the information we file with the SEC, which means that:

           * incorporated documents are considered part of this prospectus,
           * we can disclose important information to you by referring you to those documents, and
           * information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:


    * Our annual report on Form 10-K for the fiscal year ended December 31, 2002, as amended by the report on Form 10-K/A filed with the SEC on June 18, 2003;

    * Our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as amended by the report on Form 10-Q/A field on June 18, 2003 with the SEC; and


    * The description of our common stock contained in our registration statement on Form 8-A, declared effective on August 13, 1996.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

No person has been  authorized  in connection
with the  offering  made  hereby  to give any
information  or to  make  any  representation
not  contained  in this  prospectus  and,  if                  120,000
given   or   made,   such    information   or                 Shares of
representation  must  not be  relied  upon as                COMMON STOCK
having  been  authorized  by us, any  selling
securityholder  or  any  other  person.  This
prospectus  does not  constitute  an offer to
sell or a  solicitation  of an  offer  to buy
any of the  securities  offered hereby to any
person or by anyone  in any  jurisdiction  in
which it is  unlawful  to make such  offer or        NETSMART TECHNOLOGIES, INC.
solicitation.  Neither  the  delivery of this
prospectus   nor  any  sale  made   hereunder
shall,  except as otherwise  contemplated  by
the rules and  regulations  of the Securities
and   Exchange    Commission,    create   any
implication  that the  information  contained
herein is correct  as of any date  subsequent                 PROSPECTUS
to the date hereof.




                                                            July 18, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

        The estimated expenses of the distribution, one-half of which are to be borne by us, are as follows:


SEC Registration Fee............................................     $     44.54
Accounting Fees and Expenses....................................     $  4,500.00
Legal Fees and Expenses.........................................     $ 13,000.00
Miscellaneous...................................................     $ 21,955.46
                                                                       ---------
              Total.............................................     $ 20,500.00


Item 15.       Indemnification of Directors and Officers.

        Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        Article EIGHTH of our Restated Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

        We also maintain directors and officers liability insurance. This insurance covers any person who has been or is an officer or director of us or any of our subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

Item 16.       Exhibits.

Number  Description
------  -----------

4.1     Specimen Common Stock Certificate. *
4.2     Form of Series E Common Stock Purchase Warrant.*
5       Opinion and consent of Kramer, Coleman, Wactlar & Lieberman, P.C. *
10.1 Business Advisory and Consulting Services Agreement, dated April 10, 2002, between us and Newbridge Securities Corporation.*
10.2    Consulting Agreement between us and Dr. Beny Primm*
10.3    Extension to Consulting Agreement*
23.1    Consent of Marcum & Kliegman LLP.
23.2    Consent of Eisner LLP.
23.3 Consent of Kramer, Coleman, Wactlar & Lieberman, P.C.(included in legal opinion filed as Exhibit 5)*
24 Powers of Attorney (set forth on the signature page of this registration statement on Form S-3.)*

*Previously filed.

Item 17.       Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby further undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report to securityholders that is specifically incorporated by reference in the prospectus and to provide such interim financial information.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Islip, State of New York, this 18th day of July, 2003.


                                        NETSMART TECHNOLOGIES INC.

                                        By: /*/
                                            ---------------------------
                                            James L. Conway
                                            Chief Executive Officer

                                        By: /*/
                                            ----------------------------
                                            Anthony F. Grisanti
                                            Chief Financial Officer,
                                            Treasurer and Secretary (Principal
                                            Financial and Accounting Officer)


                                POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 18, 2003 by the following persons in the capacities indicated.


/s/*
--------------------        Chief Executive Officer and
James L. Conway             Director (Principal Executive Officer)

 *
--------------------        President and Director
Gerald O. Koop

/s/
--------------------        Chief Financial Officer, Treasurer
Anthony F. Grisanti         and Secretary (Principal Financial Officer)


 *
--------------------        Vice President and Director
John F. Phillips

 *
--------------------        Director
Joseph C. Sicinski


 *
--------------------        Chairman of the Board and Director
Edward D. Bright

 *
--------------------         Director
Francis J. Calcagno

 *
--------------------         Director
John S.T. Gallagher


    *by James L. Conway, Attorney in Fact

                                  Exhibit Index

Number  Description
------  -----------

4.1     Specimen Common Stock Certificate. *
4.2     Form of Series E Common Stock Purchase Warrant.*
5       Opinion and consent of Kramer, Coleman, Wactlar & Lieberman, P.C.*
10.1 Business Advisory and Consulting Services Agreement, dated April 10, 2002, between us and Newbridge Securities Corporation.*
10.2    Consulting Agreement between us and Dr. Beny Primm*
10.3    Extension to Consulting Agreement*
23.1    Consent of Marcum & Kliegman LLP.
23.2    Consent of Eisner LLP.
23.3 Consent of Kramer, Coleman, Wactlar & Lieberman, P.C.(included in legal opinion filed as Exhibit 5)*
24 Powers of Attorney (set forth on the signature page of this registration statement on Form S-3.)

* previously filed.